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                                  [LETTERHEAD]

NEWS RELEASE                                                          FIBREBOARD
- --------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

At the Company:                                    At Financial Relations Board:
Stephen L. DeMaria                             Hannah Bruce, General Information
(510) 274-0700                              Sue Caulton Dooley, Investor Contact
                                                                  (415) 986-1591


         FIBREBOARD COMPLETES ACQUISITION OF STONE PRODUCTS CORPORATION

     (WALNUT CREEK, CALIFORNIA, July 2, 1996) -- Fibreboard Corporation (AMEX:FBD) announced today that it has successfully completed the acquisition of Stone Products Corporation, the nation's leading domestic producer of manufactured stone building products, for a purchase price of $52 million,
including the assumption of debt of this privately-held company.   The Napa,
California based-company, with an additional manufacturing facility in Navarre, Ohio, reported revenues of approximately $34 million in fiscal 1995.

     John D. Roach, Fibreboard's Chairman and CEO, commented, "Stone Products' manufactured CULTURED STONE -Registered Trademark- expands Fibreboard's building products group and complements Fibreboard's line of vinyl siding products. The acquisition reinforces our strategic growth objective focusing on the building products industry in segments in which we can take a leadership position. We look forward to the expanding markets and rapid growth opportunities the Stone Products acquisition brings to Fibreboard."

     Headquartered in Northern California, Fibreboard Corporation is a leader in the building products industry, manufacturing residential vinyl products and industrial insulation. Building products operating groups include Norandex, Vytec and Pabco. Its vinyl products business operates an extensive multi-state distribution network for exterior building products. The company also owns and operates three California resorts: Northstar-at-Tahoe, an all season ski and golf resort and conference center, and Sierra-at-Tahoe and Bear Mountain Ski Resort, both day ski facilities.

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